Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of our reports dated February 24, 2005, relating to the financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Hartford Financial Services Group, Inc. for the year ended December 31, 2004.

Form S-3 Registration No.	Form S-8 Registration Nos.
333-108067	333-105707
333-049170
333-105706
333-034092
033-080665
333-012563

DELOITTE & TOUCHE LLP

Hartford, Connecticut
February 24, 2005